Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Insys Therapeutics, Inc.

Phoenix, Arizona

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated August 16, 2007, relating to the financial statements of Insys Therapeutics, Inc., which are contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/    BDO Seidman, LLP

Chicago, Illinois

September 28, 2007